Exhibit 99.2

News from Arch Coal, Inc.

FOR IMMEDIATE RELEASE
Arch Coal CFO Messey Announces Plans to Retire;
Board to Elect Successor Later This Week
     ST. LOUIS (April 21, 2008) — Arch Coal, Inc. (NYSE:ACI) today announced that its senior vice president and chief financial officer, Robert J. Messey, has announced plans to retire from the corporation effective April 30. As part of a planned and orderly succession process, Arch’s board of directors expects to elect John T. Drexler, vice president of finance and accounting, as Messey’s successor at its regularly scheduled board meeting later this week.
     “Bob has been an integral part of the Arch Coal leadership team for the past seven years, and we congratulate him on his well-deserved retirement,” said Steven F. Leer, Arch’s chairman and CEO. “Bob has made a tremendous contribution to Arch’s success over the years, and we are grateful for his strong and effective leadership. During Bob’s tenure, Arch has generated a total return to shareholders of 1,100 percent and our total market capitalization has climbed twenty-fold from $400 million to approximately $8.4 billion.”
     “I am very proud of the growth and success that Arch has enjoyed in recent years,” said Messey. “The company’s financial condition has never been stronger, and I am confident that there are even better days ahead for the corporation and its shareholders.”
     Before joining Arch in 2000, Messey served as senior vice president and chief financial officer of Sverdrup Corporation and prior to that as audit partner with Ernst & Young in the firm’s St. Louis office. He is a graduate of Washington University in St. Louis and currently serves on the boards of Baldor Electric Company of Fort Smith, Arkansas, Stereotaxis of St. Louis and Mississippi Lime of St. Louis.
     John T. Drexler joined Arch in May 1998, most recently serving as vice president of finance and accounting and prior to that as director of planning and forecasting. Prior to joining Arch, Drexler served as an audit manager with Ernst & Young in the firm’s St. Louis office. He earned a Bachelor of Science degree in accountancy at the University of Missouri—Columbia and is a certified public accountant.
     “As a 10-year veteran of Arch, John has shown true leadership at every step in his career progression,” said Leer. “When Bob told me of his retirement plans two years ago, our succession planning process identified John as a clear choice for the CFO position due to his strategic thinking, financial expertise and depth of business knowledge. I am confident that he will prove a strong and effective member of Arch’s senior management team.”

     St. Louis-based Arch Coal is one of the nation’s largest coal producers, with revenues of $2.4 billion in 2007. The company’s core business is providing U.S. power generators with cleaner-burning, low-sulfur coal for electric generation. Through its subsidiary operations, Arch provides the fuel for approximately 6 percent of the electricity generated in the United States.
# # #
FOR FURTHER INFORMATION:
Investors — Jennifer Beatty 314-994-2781
Media — Kim Link 314-994-2936